Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:	KVH Industries, Inc. Brent Bruun 401-845-8194 bbruun@kvh.com	FTI Consulting Christine Mohrmann 212-850-5600
KVH Industries Reports Third Quarter 2020 Results

MIDDLETOWN, RI, October 29, 2020 — KVH Industries, Inc., (Nasdaq: KVHI), reported financial results for the quarter ended September 30, 2020 today. The company will hold a conference call to discuss these results at 9:00 a.m. ET today, which can be accessed at investors.kvh.com. Following the call, a replay of the webcast will be available through the company’s website.
Third Quarter 2020 Highlights

•Total revenues from continuing operations increased by 5% in the third quarter of 2020 to $41.1 million from $39.3 million in the third quarter of 2019.

•Revenues for AgilePlans, our Connectivity as a Service program for the commercial maritime sector, were up more than 55% compared to the third quarter of 2019.

•AgilePlans amounted to 78% of total commercial maritime mini-VSAT Broadband shipments, and 64% of the total mini-VSAT Broadband shipments for the quarter. AgilePlans now represent 35% of our mini-VSAT Broadband subscriber base.

•Our mini-VSAT Broadband airtime revenue increased $1.8 million, to $21.7 million, or 9%, in the third quarter of 2020 compared to the third quarter of 2019, driven primarily by a 4% increase in subscribers as well as by a $0.9 million one-time amount relating to a favorable resolution of a contractual matter with a particular customer.

•Fiber optic gyro (FOG) product and OEM product sales increased $1.5 million, or 24%, in the third quarter of 2020 compared to the third quarter of 2019, and TACNAV product sales increased $1.2 million in the third quarter of 2020 compared to the third quarter of 2019.

•Net loss from continuing operations in the third quarter of 2020 was $0.5 million, or $0.03 per share, compared to a net loss of $3.3 million, or $0.19 per share, in the third quarter of 2019.

•Non-GAAP net income from continuing operations in the third quarter of 2020 was $1.1 million, or $0.06 per share, compared to a net loss of $2.2 million, or $0.12 per share, in the third quarter of 2019.

•Non-GAAP adjusted EBITDA from continuing operations in the third quarter of 2020 was $3.4 million, compared to a loss of $1.2 million in the third quarter of 2019.

Commenting on the quarter, Martin Kits van Heyningen, KVH’s chief executive officer, said “We are very pleased with the progress we made this quarter on all fronts. Notwithstanding the on-going impact of COVID-19, our financial results reflect one of the strongest third quarter reporting periods we have seen in several years. Sales grew by 5%, as did our VSAT shipments, our gross margins expanded significantly, our operating expenses continue to be in check, and our EBITDA increased by $4.6 million. I feel confident in saying that the decisive actions we took at the beginning of the pandemic have helped us to withstand, so far, the uncertainty posed by this global economic situation. Of course, the pandemic is far from over and we continue to remain vigilant and prepared for a range of macroeconomic scenarios.

“In addition to our robust financial results, we also made solid progress in advancing our strategic initiatives. We are in the process of rolling the PIC technology across our entire line of FOG products. Our creative promotional activities for AgilePlans are driving higher year over year VSAT shipments. And, we continue to invest in and develop our KVH Watch product suite in response to the increasing demand for IoT solutions.”

The company has classified the results of the Videotel business sold in 2019 as a discontinued operation and therefore Videotel is excluded from the segment information below.

The company operates in two segments, mobile connectivity and inertial navigation. In the third quarter of 2020, net sales for the mobile connectivity segment decreased by $0.3 million compared to the third quarter of 2019. mini-VSAT Broadband airtime revenue increased by $1.8 million. The increase was offset primarily due to a $0.9 million decrease in our content service sales, a $0.5 million decrease in TracVision product sales and a $0.2 million decrease in land mobile product sales. In the third quarter of 2020, net sales for our inertial navigation segment increased by $2.1 million, or 27%, compared to the third quarter of 2019. Inertial navigation sales increased primarily due to a $1.5 million increase in FOG and OEM product sales and a $1.2 million increase in TACNAV product sales. These increases were offset in part by a $0.6 million decrease in contracted engineering revenue.

Financial Highlights - From Continuing Operations (in millions, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
GAAP Results
Revenue	$41.1	$39.3	$114.6	$115.4
Net loss	$(0.5)	$(3.3)	$(10.3)	$(13.1)
Net loss per share	$(0.03)	$(0.19)	$(0.58)	$(0.75)

Non-GAAP Results
Net income (loss)	$1.1	$(2.2)	$(4.8)	$(7.7)
Net income (loss) per share	$0.06	$(0.12)	$(0.27)	$(0.44)
Adjusted EBITDA	$3.4	$(1.2)	$(0.3)	$(4.9)
For more information regarding our non-GAAP financial measures, see the tables at the end of this release.
Third Quarter Financial Summary
Revenue was $41.1 million for the third quarter of 2020, an increase of 5% compared to $39.3 million in the third quarter of 2019.
Product revenues for the third quarter of 2020 were $16.7 million, an increase of 12% compared to the prior year quarter due to a $2.7 million increase in inertial navigation product sales, partially offset by a $0.9 million decrease in mobile connectivity product sales. Inertial navigation product sales increased primarily as a result of a $1.5 million increase in FOG and OEM product sales and a $1.2 million increase in TACNAV product sales. The decrease in mobile connectivity product sales was primarily due to a $0.5 million decrease in TracVision product sales and a $0.2 million decrease in land mobile product sales. The decrease in TracVision and land mobile product sales was primarily due to a decline in leisure sales.

Service revenues were $24.5 million for both the third quarter of 2020 and the third quarter of 2019, primarily due to a $0.6 million increase in mobile connectivity service sales, offset by a $0.6 million decrease in inertial navigation service sales. Mobile connectivity service sales increased primarily due to a $1.8 million increase in our mini-VSAT Broadband service sales, which resulted in part from a 4% increase in subscribers, primarily as a result of AgilePlans, and a $0.9 million one-time amount relating to a favorable resolution of a contractual matter with a particular customer. Partially offsetting this increase was a $0.9 million decrease in our content service sales. Inertial navigation service sales decreased primarily due to lower contract engineering service revenue.
Our operating expenses decreased $2.0 million to $16.3 million for the third quarter of 2020 compared to $18.3 million for the third quarter of 2019. This decrease resulted primarily from a decrease in salaries and employee benefits, as well as lower travel and entertainment expenses.

Nine Months Ended September 30 Financial Summary

Revenue was $114.6 million for the nine months ended September 30, 2020, a decrease of 1% compared to $115.4 million for the nine months ended September 30, 2019.

Product revenues for the nine months ended September 30, 2020 were $43.7 million, an increase of 1% compared to the nine months ended September 30, 2019 primarily due to an increase of $4.0 million in inertial navigation product sales, partially offset by a decrease in mobile connectivity product sales of $3.5 million. The increase in inertial navigation product sales was due to a $2.4 million increase in TACNAV product sales and a $1.6 million increase in FOG and OEM product sales. The decrease in mobile connectivity product sales was due to a $2.9 million decrease in marine mobile connectivity product sales, which was primarily driven by a decrease in TracVision product sales. In addition, there was a $0.6 million decrease in land mobile product sales. The decrease in TracVision and land mobile product sales was primarily due to a decline in leisure sales.

Service revenues for the nine months ended September 30, 2020 were $70.9 million, a decrease of 2% compared to the nine months ended September 30, 2019 primarily due to a decrease of $2.3 million in inertial navigation service sales, partially offset by an increase in mobile connectivity service sales of $1.0 million. The decrease in inertial navigation service sales was due to a decrease in our contract engineering service revenue. The increase in mobile connectivity service sales was primarily due to a $3.8 million increase in our mini-VSAT Broadband service sales, which resulted in part from a 4% increase in subscribers, primarily as a result of AgilePlans, and a $0.9 million one-time amount relating to a favorable resolution of a contractual matter with a particular customer. Partially offsetting this increase was a $1.9 million decrease in content service sales and a $0.6 million decrease in our contract engineering service revenue.

Our operating expenses decreased $3.5 million to $52.1 million in the nine months ended September 30, 2020 compared to $55.7 million in the nine months ended September 30, 2019. This decrease resulted primarily from a decrease in salaries and employee benefits, lower travel expenses and lower warranty expense, partially offset by an increase in bad debt expense.

Other Recent Announcements

•KVH Industries Announces CFO Transition: Donald W. Reilly to Retire; Brent Bruun Named Interim CFO/COO.

•KVH Expands Award-winning TracVision Series with 1-meter Global Marine Satellite TV Antenna for Entertainment at Sea.

•KVH YOURlink Helps Ship Operator Communicate with Crew During COVID-19.

•National Marine Electronics Association Honors Three KVH Marine Systems with 2020 Product of Excellence Awards.

Please review the corresponding press releases for more details regarding these developments.
Conference Call Details
KVH Industries will host a conference call today at 9:00 a.m. ET through the company’s website. The conference call can be accessed at investors.kvh.com and listeners are welcome to submit questions pertaining to the earnings release and conference call to ir@kvh.com. The audio archive will be available on the company website within three hours of the completion of the call.

Non-GAAP Financial Measures

This release provides non-GAAP financial information, which may include constant-currency revenue, non-GAAP net income (loss), non-GAAP diluted EPS, and non-GAAP adjusted EBITDA, as a supplement to our condensed consolidated financial statements, which are prepared in accordance with generally accepted accounting principles (“GAAP”). Management uses these non-GAAP financial measures internally in analyzing financial results to assess operational performance. Constant-currency revenue is calculated on the basis of local currency results, using foreign currency exchange rates applicable to the earlier comparative period, and management believes that presenting information on a constant-currency basis helps management and investors to isolate the impact of changes in those rates from other factors. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared in accordance with GAAP. The non-GAAP financial measures used in this press release adjust for specified items that can be highly variable or difficult to predict. Management generally uses these non-GAAP financial measures to facilitate financial and operational decision-making, including evaluation of our historical operating results, comparison to competitors’ operating results, and determination of management incentive compensation. These non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with GAAP results and the reconciliations to corresponding GAAP financial measures, may provide a more complete understanding of factors and trends affecting our business.

Some limitations of non-GAAP net income (loss), non-GAAP diluted EPS, and non-GAAP adjusted EBITDA, include the following:

•Non-GAAP net income (loss) and diluted EPS exclude amortization of intangibles, stock-based compensation expense, transaction-related and other non-recurring legal fees, non-recurring inventory reserve, other non-recurring costs, foreign exchange transaction gains and losses, the tax effect of the foregoing and certain discrete tax charges, including changes in our valuation allowance and other tax adjustments.
•Non-GAAP adjusted EBITDA represents net income (loss) before interest income, net, income taxes, depreciation, amortization, stock-based compensation, transaction-related and other non-recurring legal fees, non-recurring inventory reserves, other non-recurring costs and foreign exchange transaction gains and losses.

Other companies, including companies in KVH’s industry, may calculate these non-GAAP financial measures differently or not at all, which will reduce their usefulness as a comparative measure.

Because non-GAAP financial measures exclude the effect of items that increase or decrease our reported results of operations, management strongly encourages investors to review our consolidated financial statements and publicly filed reports in their entirety. Reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the tables accompanying this release.

About KVH Industries, Inc.

KVH Industries, Inc., is a global leader in mobile connectivity and inertial navigation systems, innovating to enable a mobile world. The market leader in maritime VSAT, KVH designs, manufactures, and provides connectivity and content services globally. KVH is also a premier manufacturer of high-performance sensors and integrated inertial systems for defense and commercial applications. Founded in 1982, the company is based in Middletown, RI, with research, development, and manufacturing operations in Middletown, RI, and Tinley Park, IL, and more than a dozen offices around the globe.

 __________________________________________________________________________________________________________________________________________________________________________
This press release contains forward-looking statements that involve risks and uncertainties. For example, forward-looking statements include statements regarding our financial goals for future periods, the success of our new initiatives, our investment plans, our development goals, our anticipated revenue and earnings, and the impact of our future initiatives on revenue, competitive positioning, profitability, and product orders. Actual results could differ materially from the results projected in or implied by the forward-looking statements made in this press release. Factors that might cause these differences include, but are not limited to: the adverse impact of the COVID-19 pandemic, as well as governmental, business and other responses thereto and the resulting economic slowdown on our revenues, results of operations and financial condition, which could be material (particularly for our media and other travel-related businesses); decreased profitability and cash flow resulting from the sale of our Videotel business; a history and expectation of continuing losses as we increase investments in various initiatives, including the photonic chip and KVH Watch technology; increased costs arising from our new AgilePlans dealer incentive program; increased advisory and other costs arising in connection with potential shareholder activism; potential liabilities arising from our sale of Videotel; the uncertain duration of the initial adverse impact on our overall revenues of our new AgilePlans and KVH Watch, under which we recognize no revenue for product sales, either at the time of shipment or over the contract term; increased costs arising from the HTS network; potential challenges or delays in the transition of customers from our legacy network to our HTS network; the impact of recent changes in revenue recognition and lease accounting standards, including potential changes in the interpretation of those standards; potential adverse events arising out of accounting errors and the correction thereof, including adverse reactions from investors, research analysts, regulators and others, including adverse changes in our projected financial performance; the uncertain impact of tax reform, and federal budget deficits, government shutdowns and Congressional deadlock; the uncertain impact of changes in trade policy, including actual and potential new or higher tariffs, and trade barriers and sanctions, as well as trade wars with other countries; unanticipated obstacles in our photonic chip and other product and service development efforts; delays in the receipt of anticipated orders for our products and services, including significant orders for TACNAV products, or the potential failure of such orders to occur at all; continued adverse impacts of currency fluctuations, particularly the British Pound; risks associated with the impact of Brexit on sales and operations in the UK and Europe and on the overall global economy; our ability to successfully commercialize our new initiatives without unanticipated additional expenses or delays; potential reduced sales to companies in or dependent upon the turbulent oil and gas industry; continued substantial fluctuations in military sales, including to foreign customers; the unpredictability of defense budget priorities as well as the order timing, purchasing schedules, and priorities for defense products, including possible order cancellations; the uncertain impact of potential budget cuts by government customers; the impact of extended economic weakness on the sale and use of marine vessels and recreational vehicles; the potential inability to increase or maintain our market share in the market for airtime services; the need to increase sales of the TracPhone V-HTS series products and related services to maintain and improve airtime gross margins; the need for, or delays in, qualification of products to customer or regulatory standards; potential declines or changes in customer demand, due to economic, weather-related, seasonal, and other factors, particularly with respect to the TracPhone V-HTS series, including with respect to new pricing models; increased price and service competition in the mobile connectivity market; increased competition for content services; ongoing fluctuations in engineering service revenues, which can vary significantly from period to period; exposure for potential intellectual property infringement; potential additional litigation expenses; potential changes in tax and accounting requirements or assessments, including management’s assessment of the probability and effect of future events; stock price volatility; and export restrictions, delays in procuring export licenses, and other international risks. These and other factors are discussed in more detail in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on July 31, 2020. Copies are available through our Investor Relations department and website, http://investors.kvh.com. We do not assume any obligation to update our forward-looking statements to reflect new information and developments.

KVH Industries, Inc., has used, registered, or applied to register its trademarks in the USA and other countries around the world, including but not limited to the following marks: KVH, TracVision, TracPhone, TACNAV, YOURlink, KVH Watch, mini-VSAT Broadband, and AgilePlans. Other trademarks are the property of their respective companies.

KVH INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts, unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
Sales:
Product	$16,650	$14,808	$43,693	$43,212
Service	24,462	24,503	70,913	72,205
Net sales	41,112	39,311	114,606	115,417
Costs and expenses:
Costs of product sales	10,422	10,823	29,612	31,756
Costs of service sales	14,875	15,029	44,448	45,781
Research and development	3,548	4,327	11,701	11,993
Sales, marketing and support	6,931	7,717	22,426	24,700
General and administrative	5,839	6,273	18,006	18,958
Total costs and expenses	41,615	44,169	126,193	133,188
Loss from operations	(503)	(4,858)	(11,587)	(17,771)
Interest income	229	451	759	1,626
Interest expense	2	73	9	1,016
Other (expense) income, net	(370)	680	971	922
Loss from continuing operations before income tax (benefit) expense	(646)	(3,800)	(9,866)	(16,239)
Income tax (benefit) expense	(109)	(492)	437	(3,140)
Net loss from continuing operations	$(537)	$(3,308)	$(10,303)	$(13,099)

(Loss) Income from discontinued operations, net of tax	—	(1,036)	—	49,837
Net (loss) income	$(537)	$(4,344)	$(10,303)	$36,738

Net loss from continuing operations per common share:
Basic and diluted	$(0.03)	$(0.19)	$(0.58)	$(0.75)
Net (loss) income from discontinued operations per common share:
Basic and diluted	$0.00	$(0.06)	$0.00	$2.86
Net (loss) income per common share
Basic and diluted	$(0.03)	$(0.25)	$(0.58)	$2.11
Weighted average number of common shares outstanding:
Basic and diluted	17,723	17,521	17,634	17,429

KVH INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, unaudited)

	September 30, 2020	December 31, 2019
ASSETS
Cash, cash equivalents and marketable securities	$40,651	$48,272
Accounts receivable, net	31,495	32,891
Inventories, net	24,663	23,465
Other current assets and contract assets	4,717	4,646
Total current assets	101,526	109,274
Property and equipment, net	55,884	53,584
Goodwill	15,146	15,408
Intangible assets, net	4,138	4,943
Right of use assets	3,858	6,286
Other non-current assets and contract assets	10,639	9,851
Non-current deferred income taxes	35	45
Total assets	$191,226	$199,391
LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$29,411	$31,116
Contract liabilities	4,170	4,443
Current portion of long-term debt	3,836	—
Current operating lease liability	1,316	2,831
Total current liabilities	38,733	38,390
Other long-term liabilities	829	1,292
Long-term operating lease liability	2,580	3,482
Long-term contract liabilities	4,781	5,476
Non-current deferred tax liability	760	762
Long-term debt, excluding current portion	3,091	—
Stockholders’ equity	140,452	149,989
Total liabilities and stockholders’ equity	$191,226	$199,391

KVH INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP NET LOSS FROM CONTINUING OPERATIONS
TO NON-GAAP NET INCOME (LOSS) FROM CONTINUING OPERATIONS
(in thousands, except per share amounts, unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
Net loss from continuing operations - GAAP	$(537)	$(3,308)	$(10,303)	$(13,099)
Amortization of intangibles	251	237	740	732
Stock-based compensation expense	912	1,112	2,459	3,019
Transaction-related and other non-recurring legal fees	—	—	201	224
Non-recurring inventory reserve	—	—	—	2,137
Other non-recurring costs	—	—	—	216
Foreign exchange transaction loss (gain)	498	(582)	(659)	(807)
Tax effect on the foregoing	(310)	(166)	(534)	(1,162)
Change in valuation allowance and other tax adjustments (a)	313	532	3,287	1,048
Net income (loss) from continuing operations - Non-GAAP	$1,127	$(2,175)	$(4,809)	$(7,692)

Net income (loss) from continuing operations per common share - Non-GAAP
Basic	$0.06	$(0.12)	$(0.27)	$(0.44)
Diluted	$0.06	$(0.12)	$(0.27)	$(0.44)

Weighted average number of common shares outstanding
Basic	17,723	17,521	17,634	17,429
Diluted	17,799	17,521	17,634	17,429

(a)Represents a change in the valuation allowance on current year United States net operating losses, research and development tax credits and uncertain tax position adjustments.

KVH INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP NET LOSS FROM CONTINUING OPERATIONS TO NON-GAAP
EBITDA AND NON-GAAP ADJUSTED EBITDA FROM CONTINUING OPERATIONS
(in thousands, unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
GAAP net loss from continuing operations	$(537)	$(3,308)	$(10,303)	$(13,099)
Income tax (benefit) expense	(109)	(492)	437	(3,140)
Interest income, net	(227)	(378)	(750)	(610)
Depreciation and amortization	2,875	2,483	8,277	7,185
Non-GAAP EBITDA	2,002	(1,695)	(2,339)	(9,664)
Stock-based compensation expense	912	1,112	2,459	3,019
Non-recurring inventory reserve	—	—	—	2,137
Transaction-related and other non-recurring legal fees	—	—	201	224
Other non-recurring costs	—	—	—	216
Foreign exchange transaction loss (gain)	498	(582)	(659)	(807)
Non-GAAP adjusted EBITDA from continuing operations	$3,412	$(1,165)	$(338)	$(4,875)

KVH INDUSTRIES, INC. AND SUBSIDIARIES
REVENUE AND OPERATING INCOME (LOSS) BY SEGMENT FROM CONTINUING OPERATIONS
(in millions except for percentages, unaudited)

Segment Net Sales	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
Mobile connectivity sales
Product	$7.2	$8.1	$20.5	$24.0
Service	24.2	23.6	69.0	68.0
Net sales	$31.4	$31.7	$89.5	$92.0

Inertial navigation sales
Product	$9.4	$6.7	$23.2	$19.2
Service	0.3	0.9	2.0	4.2
Net sales	$9.7	$7.6	$25.2	$23.4

Operating Income (Loss)	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
Mobile connectivity	$2.3	$(0.3)	$0.6	$(4.1)
Inertial navigation	1.4	(0.2)	0.7	0.0
	3.7	(0.5)	1.3	(4.1)
Unallocated	(4.2)	(4.4)	(12.9)	(13.7)
Loss from operations	$(0.5)	$(4.9)	$(11.6)	$(17.8)

	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
	(percentage of total revenue)		(percentage of total revenue)
Mobile Connectivity Revenue Components
Product sales	18%	21%	18%	21%
mini-VSAT Broadband airtime	53%	51%	53%	50%
Content service	4%	7%	5%	7%
Inertial Navigation Revenue Components
FOG-based products	18%	16%	16%	15%
Tactical navigation products	4%	1%	3%	1%